FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2006 RESULTS

COLUMBUS, Ohio – August 10, 2006 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the second quarter and six months ended June 30, 2006.

The Company recorded net income for the second quarter of 2006 of $2,503,000, or $.25 per basic and $.24 per diluted share, compared with $1,735,000, or $.18 per basic and $.17 per diluted share, in the second quarter of 2005. Included in the 2005 net income was a charge to income tax expense of $193,000 or $.02 per basic and diluted share, resulting from the changes to the State of Ohio tax code in 2005. Total net sales for the second quarter were $39,511,000, compared with $33,659,000 in the same quarter of 2005. Product sales for the three months ended June 30, 2006 increased 20 percent, to $38,426,000, from $31,999,000 for the similar period in 2005 primarily as a result of the sales from the Batavia operation acquired in August 2005. Tooling sales totaled $1,085,000 for the second quarter 2006 versus $1,660,000 for the similar time period in 2005. Revenue from tooling projects is sporadic in nature and does not represent a recurring trend.

For the first six months of 2006, net income was $4,785,000, or $.48 per basic and $.46 per diluted share, compared with $3,691,000, or $.38 per basic and $.36 per diluted share, in the similar period of 2005. Included in the 2005 net income was a charge to income tax expense of $193,000 or $.02 per basic and diluted share, resulting from the changes to the State of Ohio tax code. Total net sales for the first six months of 2006 were $76,013,000, compared with $66,176,000 in the first half of 2005. Product sales for the first six months of 2006 increased 19 percent to $73,781,000 from $62,217,000 for the similar period in 2005 primarily as a result of the sales from the Batavia operation acquired in August 2005. Tooling sales totaled $2,232,000 for the first six months of 2006 versus $3,959,000 for the similar period in 2005.

“We are pleased with the results of the first half of 2006,” said James L. Simonton, president and chief executive officer. “We have continued to experience solid sales levels to our truck customers,” said Simonton. “Our Columbus expansion and new program launch activities remain on target. During the balance of the year we will continue our focus on improving our operations and implementing our strategic growth initiatives.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this quarterly report: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2005 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	06/30/06	06/30/05	06/30/06	06/30/05
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$38,426	$31,999	$73,781	$62,217
Tooling Sales	1,085	1,660	2,232	3,959

Net Sales	39,511	33,659	76,013	66,176
Cost of Sales	31,664	26,918	61,338	53,034

Gross Margin	7,847	6,741	14,675	13,142
Selling, General and Admin. Expense	3,901	3,502	7,077	6,588

Operating Income	3,946	3,239	7,598	6,554
Interest Expense – Net	27	162	66	336

Income before Taxes	3,919	3,077	7,532	6,218
Income Tax Expense	1,416	1,342	2,747	2,527

Net Income	$2,503	$1,735	$4,785	$3,691

Net Income per Common Share
Basic	$0.25	$0.18	$0.48	$0.38
Diluted	$0.24	$0.17	$0.46	$0.36

Weighted Average Shares Outstanding:
Basic	10,072	9,858	10,059	9,819

Diluted	10,402	10,510	10,427	10,306

Condensed Balance Sheet
(in thousands)

	As of	As of
	06/30/06	12/31/05
	(Unaudited)
Assets

Cash	$9,183	$9,414
Accounts Receivable	28,372	22,280
Inventories	6,920	7,295
Other Current Assets	4,728	3,913
Property, Plant & Equipment – net	25,681	23,670
Deferred Tax Asset – net	6,101	6,164
Other Assets	1,520	1,485

Total Assets	$82,505	$74,221

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,796	$1,776
Current Portion of Graduated lease payments and deferred gain	567	567
Accounts Payable	12,639	10,224
Accrued Liabilities and Other	8,370	7,484
Long-term Debt	8,692	9,695
Deferred Long-term Gain and Graduated Lease Payments	283	567
Post Retirement Benefits Liability	10,808	9,767
Stockholders’ Equity	39,350	34,141

Total Liabilities and Stockholders’ Equity	$82,505	$74,221